===============================================================================



                    SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Form 8-K

                                CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

                                  MARCH 18, 1997
                                 (Date of Report)

                              COTELLIGENT GROUP, INC.
             (Exact name of registrant as specified in its charter)




DELAWARE                       0-25372                      94-3173918

(State or other       (Commission File Number)            (IRS Employer
jurisdiction of                                           Identification
 incorporation)                                                 No.)


 101 California Street, Suite 2050
     San Francisco, California                                 94111
(address of principal executive offices)                     (Zip Code)

                                  (415) 439-6400
           (Registrant's telephone number, including area code)

                                      N/A

           (Former name, former address and former fiscal year,
                       if changed since last report)



-------------------------------------------------------------------------------

Item 5.

     The Company hereby files the Report of Independent Accountants and the related financial statements for Cotelligent Group, Inc. and its subsidiaries at March 31, 1995 and 1996 and the results of operations and cashflows for each of the three years in the period ended March 31, 1996. Additionally, the Company hereby files Pro Forma Statement of Operations for the year ended March 31, 1996.

                   COTELLIGENT GROUP, INC. FORM 8-K

                                 INDEX


                                                                     Page
Item 5 - Financial Statements and Exhibits

COTELLIGENT GROUP, INC.
Pro Forma Consolidated Statement of Operations for the Year
  Ended March 31, 1996 (Unaudited)...................................  5
Notes to Pro Forma Consolidated Statements of Operations.............  6


COTELLIGENT GROUP, INC.

Report of Price Waterhouse LLP, Independent Accountants..............  7
Consolidated Balance Sheet as of March 31, 1995 and 1996.............  8
Consolidated Statement of Operations for the Years Ended
  March 31, 1994, 1995 and 1996......................................  9
Consolidated Statement of Stockholders' Equity for the
  Years Ended March 31, 1994, 1995 and 1996.......................... 10
Consolidated Statement of Cash Flows for the Years Ended
  March 31, 1994, 1995 and 1996...................................... 11
Notes to Consolidated Financial Statements........................... 13

                         COTELLIGENT GROUP, INC.

            PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)


         Cotelligent Group, Inc. ("Cotelligent" or the "Company") was formed to acquire, own and operate software professional service businesses specializing in computer consulting and contract programming. On February 20, 1996, Cotelligent merged with four companies: Financial Data Systems, Inc. ("FDSI"), BFR Co., Inc. ("BFR"), Data Arts & Sciences, Inc. ("DASI") and Chamberlain Associates, Inc. ("CAI"), collectively the Founding Companies. All outstanding shares of the Founding Companies' capital stock was converted into shares of Cotelligent's Common Stock concurrently with the consummation of an initial public offering (the "Offering") of Cotelligent Common Stock.

         On June 28, 1996 Cotelligent acquired ESP Software Services, Inc. ("ESP") and INNOVA Solutions Inc. ("ISI") and on September 30, 1996 Cotelligent acquired JasTech, Inc. and JasTech of Florida, Inc. ("JTI") and on November 27, 1996 Cotelligent acquired Pittsburgh Business Consultants, Inc. ("PBC")(collectively the "Pooled Companies") in business combinations accounted for under the pooling-of-interests method. Accordingly, the historical financial statements of Cotelligent have been restated in accordance with generally accepted accounting principles to present the financial data as if Cotelligent and the Pooled Companies had always been members of the same operating group.



         The pro forma consolidated statements of operations for the year ended March 31, 1996 give effect to the acquisitions of the Founding Companies as if these acquisitions were made on April 1, 1995. Additionally, the pro forma consolidated statements reflect adjustments for the acquisitions of the Pooled Companies and the Founding Companies including elimination of the results of operations of a PBC consulting division ("MCS") which was discontinued, compensation differentials to employees and former owners of the Founding Companies and the Pooled Companies, the planned termination of contributions to retirement plans, incremental selling, general and administrative costs of the corporate activities of Cotelligent, and adjustments to reflect income taxes as if the entities were combined and subject to the effective federal and state statutory rates for the combined entity throughout the periods presented.

                             COTELLIGENT GROUP, INC.

                         PRO FORMA STATEMENT OF OPERATIONS

                       FOR THE YEAR ENDED  MARCH 31,  1996 (In
                   Thousands, Except Share and Per Share Amounts)
                                    (Unaudited)

                                                                Founding
                                                               Companies
                                     Cotelligent             April 1, 1995-            Pro Forma
                                     Group, Inc.              Feb 19, 1996            Adjustments              Pro Forma
                                    ---------------       ---------------------    ------------------       -----------------
Revenues.......................      $     52,786          $          55,745        $        (2,430) (d)      $    106,101
Cost of services...............                                                              (1,631) (d)
 ...............................            37,227                      42,361                  (298) (a)            77,659
                                    ---------------       ---------------------    ------------------       -----------------
      Gross margin.............            15,559                      13,384                  (501)                28,442
Selling, general and                                                                           (565) (d)
  administrative expenses......            12,962                      10,374                (1,561) (b)            21,210
                                    ---------------       ---------------------    ------------------       -----------------
Operating income...............             2,597                       3,010                 1,625                  7,232
Other expense (income):
   Interest expense (income),                                                                   (16)  (d)
     net.......................               226                         421                  (202)  (c)               429
   Other (income)..............              (346)                        (36)                  339   (d)               (43)
                                    ---------------       ---------------------    ------------------       -----------------
      Total other expense
        (income)...............              (120)                        385                    121                    386
                                    ---------------       ---------------------    ------------------       -----------------
Income before income taxes.....             2,717                       2,625                  1,504                  6,846
Provision for income taxes.....               199                       1,952                    587  (e)             2,738
                                    ---------------       ---------------------    ------------------       -----------------
Net income.....................      $      2,518         $               673      $             917         $        4,108
                                    ===============       =====================    ==================       =================
Earnings per share.............                                                                                        $.54
                                                                                                            =================
Weighted average shares
  outstanding..................                                                                       (f)         7,540,273
                                                                                                            =================


















          The  accompanying  notes  are  an  integral  part  of  these financial statements.

                              COTELLIGENT GROUP, INC.

                 NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                   (In Thousands)
                                     (Unaudited)


Note 1 - Unaudited Pro Forma Adjustments

Pro forma data reflects adjustments for the following:

(a) Reduction in compensation to former owners and employees as a result of the renegotiation of executive compensation arrangements and the termination of contributions to employee benefit plans made in conjunction with the acquisition of the Founding Companies;

(b) Reduction in compensation to former owners and employees of the Founding Companies, and the Pooled Companies as a result of the renegotiation of executive compensation arrangements ($2,147 for the year ended March 31, 1996, termination of contributions to employee benefit plans ($117 for the year ended March 31, 1996), offset by increased expenses for corporate operating activities ($703 for the year ended March 31, 1996);

(c) Reduction in interest expense as a result of termination of an employee stock ownership plan ($147 for the year ended March 31, 1996) and the payoff of debt to a former stockholder ($55 for the year ended March 31, 1996);

(d) Adjustments to eliminate the results of operations of Pittsburgh Business Consultants, Inc.'s MCS consulting division which was discontinued as of December 31, 1995.

(e) Income taxes as if the entities were combined and subject to the effective federal and state statutory rates throughout the periods presented (40% for the year ended March 31, 1996);

(f) Pro forma weighted average shares outstanding used to determine pro forma earnings per share were calculated based on the following: (i) shares issued by Cotelligent prior to the Offering, shares issued to the stockholders of the Founding Companies in connection with the Acquisitions and shares sold in the Offering to pay the cash portion of the consideration of the Founding Companies were considered outstanding for the entire period, (ii) additional shares sold to the public in the Offering from the date of issuance, (iii) shares issued to acquire the Pooled Companies, and (iv) dilution attributable to options to purchase common stock in applying the treasury method.

                           REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
  and Stockholders of
  Cotelligent Group, Inc.

         In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Cotelligent Group, Inc. and its subsidiaries at March 31, 1995 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP

Minneapolis, Minnesota
April 20,  1996,  except  as to the  pooling  of  interests  with  ESP  Software
  Services, Inc. and INNOVA Solutions, Inc. which are as of June 28, 1996, the pooling of interests with JasTech, Inc. which is as of September 30, 1996, and the pooling of interests with Pittsburgh Business Consultants Inc., which is as of November 27, 1996

                           COTELLIGENT GROUP, INC.

                          CONSOLIDATED BALANCE SHEET
                    (In Thousands, Except Share Amounts)

                                                                    March 31,        March 31,
                             ASSETS                                    1995             1996
                                                                  -------------    -------------
Current assets:
   Cash and cash equivalents..................................     $      260        $   14,574
   Marketable securities......................................             -                 26
   Accounts receivable, less allowance for doubtful
     accounts of $0 and $235  at March 31, 1995 and 1996.......         6,021            18,666
   Notes receivable, including $179 from related parties......             36               315
   Prepaid expenses and other current assets..................            186               770
                                                                   -------------    -------------
     Total current assets.....................................           6,503            34,351
                                                                   -------------    -------------
Property and equipment, net...................................             600            1,690
Deferred income taxes.........................................             165              247
Other assets..................................................               8              160
                                                                   =============    =============
     Total assets.............................................          $7,276       $   36,448
                                                                   =============    =============


              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Short-term debt............................................       $  1,954         $   4,863
   Accounts payable...........................................            600               771
   Accrued compensation and related payroll liabilities.......          1,823             5,324
   Due to related parties.....................................            473               417
   Income taxes payable.......................................             56             1,243
   Deferred income taxes......................................             -                560
   Billings in excess of costs and estimated earnings on
        uncompleted contracts.................................            515                 -
   Other accrued liabilities..................................            261             1,696
                                                                   -------------    -------------
     Total current liabilities................................           5,682            14,874
                                                                   -------------    -------------
Long-term debt................................................             143              450
Other long-term liabilities...................................             549              942
                                                                   -------------    -------------
     Total liabilities........................................           6,374           16,266
                                                                   -------------    -------------
Commitments and contingencies.................................               -                -
Stockholders' equity:
    Preferred stock, 500,000 authorized 0 shares outstanding..               -                -
    Common stock, $0.01 par value; 100,000,000 shares
      authorized 3,478,271 and  9,119,914 shares
      outstanding, respectively...............................              35               91
   Additional paid-in capital.................................             313           18,430
   Retained earnings..........................................             554            1,661
                                                                   -------------    -------------
     Total stockholders' equity...............................             902           20,182
                                                                   -------------    -------------
     Total liabilities and stockholders' equity...............     $      7,276      $   36,448
                                                                   =============    =============








 The accompanying notes are an integral part of these financial statements

                                     COTELLIGENT GROUP, INC.

                               CONSOLIDATED STATEMENT OF OPERATIONS
                        (In Thousands, Except Share and Per Share Amounts)


                                                For the Year Ended March 31,
                                         --------------------------------------------
                                             1994            1995            1996
                                         -------------    ------------    -----------
Revenues..................................$   26,679        $ 33,264       $  52,786
Cost of services.......................       17,042          22,621          37,227
                                         -------------    ------------    -----------
        Gross margin...................        9,637          10,643          15,559
Selling, general and administrative
  expenses.............................        8,204          10,451          12,962
                                         -------------    ------------    -----------
Operating income.......................        1,433             192           2,597
Other (income) expense:
   Interest expense....................           74             119             321
   Interest income.....................           (5)            (15)            (75)
   Other...............................            5             (12)           (366)
                                         -------------    ------------    -----------
     Total other (income) expense......           74              92            (120)
                                         -------------    ------------    -----------

Income before income taxes.............        1,359             100           2,717
Provision (benefit) for income taxes...          162             (77)            199
                                         =============    ============    ===========
Net income.............................   $    1,197       $     177      $    2,518
                                         =============    ============    ===========




















  The accompanying notes are an integral part of these financial statements.

                         COTELLIGENT GROUP, INC.

              CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    (In Thousands, Except Share Amounts)

                                                                           Additional
                                                                            Paid In         Retained          Total
                                             -------------- ------------- -------------- ---------------- ---------------
                                                Shares         Amount       Capital         Earnings         Equity
                                             -------------- ------------- -------------- ---------------- ---------------
Balance at March 31, 1993.................      3,224,266             32            _      $       1,205   $      1,237
   Dividends to certain pooled companies..              -              -            -               (550)          (550)
   Issuance of common stock...............         97,124              1            91                 -             92
   Net income.............................               -            -             -              1,197          1,197
                                             -------------- ------------- -------------- ------------------- ------------

Balance at March 31, 1994.................       3,321,390           33             91            1,852        1,976
   Dividends to certain pooled companies..         -                  -              -          (1,269)       (1,269)
   Stock redemption.......................         -                  -              -            (206)         (206)
   Issuance of common stock...............        156,881             2            222                           224
   Net income.............................               -            -              -             177           177
                                              -------------- ------------- -------------- ------------------- -----------

Balance at March 31, 1995.................      3,478,271            35            313              554          902
   Issuance of common stock prior to
     Offering.............................        120,478             1            381                 -         382
   Redemption of common stock prior to
     Offering.............................        (74,140)           (1)          (119)                -         (120)
   Dividends to certain pooled companies..                                                        (1,393)      (1,393)
   Reclassification of Founding
     Companies Equity.....................               -            -           4,307                 -       4,307
   Issuance of common stock net of cost...      5,595,305            56          16,903                        16,959
   Distribution to founding stockholders..               -            -          (3,492)                -      (3,492)
   Adjustments to conform year-ends of
    pooled companies:
         Capital Contribution.............               -            -            137                 -          137
         Net income.......................               -            -              -                270         270
         Dividends........................               -            -              -               (288)       (288)
   Net income.............................               -            -              -               2,518      2,518
                                             ============== ============= ============== ================== ============
Balance at March 31, 1996.................      9,119,914            91        18,430                1,661      20,182
                                             ============== ============= ============== ================== ============

             The  accompanying  notes  are  an  integral  part  of  these financial statements.

                           COTELLIGENT GROUP, INC.

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In Thousands)

                                                       For the Year Ended March 31,
                                                 -----------------------------------------
                                                    1994           1995           1996
                                                 -----------    -----------    -----------
Cash flows from operating activities:
   Net income..............................      $   1,197        $   177        $   2,518
   Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities..................
     Depreciation and amortization.........            174             221           308
     Loss (gain) on disposal of property
       and equipment.......................              3              42          (325)
     Provision for doubtful accounts.......              -               -           156
     Net change in deferred income taxes...            127                -         (539)
     Change in current assets and liabilities:
       (Increase) in accounts  receivable..           (674)         (2,680)       (2,743)
       (Increase) in prepaid expenses and
           other current assets............            (12)           (109)         (216)
       Increase in accounts payable and
           accrued liabilities.............             14           2,458           128
       Increase (decrease) in income taxes
         payable...........................             73             (29)          307
       Changes in other assets.............             34               4            19
                                                 -----------    -----------    -----------
         Net cash provided by (used in)
           operating activities............            936              84          (387)

Cash flows from investing activities:
   Proceeds on sale of assets..............             25              53           374
   Purchases of property and equipment.....           (139)           (420)         (652)
   Advances to stockholders................              8             -             (60)
   Net repayments from (advances to)
     related parties.......................            (45)            (25)           (3)
   Cash and cash equivalents of Founding
     Companies at date of acquisition......            -               -             525
                                                 -----------    -----------    -----------
         Net cash provided by (used in)
           investing activities............           (151)           (392)          184
                                                 -----------    -----------    -----------








        The  accompanying  notes  are  an  integral  part  of  these financial statements.

                            COTELLIGENT GROUP, INC.

                                 (In Thousands)


                                                       For the Year Ended March 31,
                                                  ----------------------------------------
                                                     1994           1995           1996
                                                  ------------    ----------    -----------
Cash flows from financing activities:
   Redemption of common stock...............             -            (206)         (120)
   Proceeds from long-term debt.............             -             168            64
   Principal payments of long-term debt.....             (11)          (47)          (19)
   Payments on capital lease obligations....             -             -             (49)
   Net borrowings (repayments) on short-
     term debt..............................             (11)          996           371
   Borrowings from related parties..........              51            10           848
   Payments on loans with related parties...             -             -            (700)
   Proceeds from issuance of common stock...              92           224        18,378
   Distribution to founding Companies
     former stockholders....................             -             -          (3,492)
   Dividends to certain pooled companies....            (550)       (1,269)       (1,303)
   Net change in cash due to conforming
     fiscal year-end of pooled companies....             -             -             539
                                                  ------------    ----------    -----------
         Net cash provided by (used in)
           financing activities.............            (429)         (124)       14,517
                                                  ------------    ----------    -----------

Net increase (decrease) in cash and cash
  equivalents...............................             356          (432)       14,314
Cash and cash equivalents beginning
  of period.................................             336           692           260
                                                  ============    ==========    ===========
Cash and cash equivalents end of period.....      $      692       $   260      $ 14,574
                                                  ============    ==========    ===========

Supplemental disclosures of cash flow information:
   Interest paid............................      $       57       $   122       $   355

   Income taxes paid........................      $      130       $    14       $   338

Non-cash investing and financing transactions:
   Capital lease obligations incurred.......       $       -       $    10       $   158

   Conversion of trade accounts receivable
     to note receivable.....................       $      -        $    -        $    53








        The  accompanying  notes  are  an  integral  part  of  these financial statements.

                       COTELLIGENT GROUP, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (In Thousands, Except Share and Per Share Amounts)

Note 1 - Business Organization and Basis of Presentation

         Cotelligent Group, Inc. ("Cotelligent" or the "Company") was formed to acquire, own and operate professional service businesses specializing in computer consulting and contract programming. On February 20, 1996, Cotelligent acquired (the "Acquisitions") four companies (the "Founding Companies"): Financial Data Systems, Inc. ("FDSI"), BFR Co., Inc. ("BFR"), Data Arts & Sciences, Inc. ("DASI") and Chamberlain Associates,Inc.
("CAI"). All outstanding shares of the Founding Companies' capital stock were converted into shares of Cotelligent Common Stock concurrently with the consummation of an initial public offering (the "Offering") of such Common Stock.

         The aggregate consideration paid by Cotelligent in these transactions was $3,492 in cash, 3,206,875 shares of Common Stock of the Company and the assumption of approximately $3,000 in debt, for an aggregate value of $35,304. The aggregate consideration for each of the Founding Companies was as follows:
BFR: $11,958, consisting of $1,450 paid in cash and 1,167,587 shares of Common Stock; CAI: $3,999, consisting of $300 paid in cash, 388,761 shares of Common Stock and $200 in short-term and related-party debt; DASI: $5,606 consisting of $400 paid in cash, 443,044 shares of Common Stock and $1,219 in short-term and related-party debt; and FDSI: $13,740 consisting of $1,342 paid in cash, 1,207,483 shares of Common Stock and $1,531 in short-term, long-term and related-party debt. As a result of the substantial continuing interests in the Company of the former stockholders of BFR, CAI, DASI, FDSI and Cotelligent, the Acquisitions were accounted for on a historical cost basis.

         As further discussed in Note 3, on June 28, 1996 Cotelligent acquired ESP Software Services, Inc ("ESP") and INNOVA Solutions, Inc. ("ISI") on September 30, 1996 Cotelligent acquired JasTech, Inc. and JasTech of Florida, Inc. ("JTI") and on November 27, 1996 Cotelligent acquired
Pittsburgh  Business  Consultants,  Inc. ("PBC").   (collectively   the "Pooled
Companies")   in   business   combinations   accounted   for  under  the
pooling-of-interests method.

         The accompanying consolidated financial statements have been restated to give effect to the mergers of the Pooled Companies. Additionally, the financial statements also reflect the results of these Founding Companies subsequent to the acquistions on February 20, 1996.

         The following presents the unaudited results of operations of the Company for the fiscal years ended March 31, 1995 and 1996 as if the Founding Companies described above had been consummated as of April 1, 1994:

                                                                                   For the Fiscal Year
                                                                                Ended March 31,
                                                                        ------------- -- -------------
                                                                            1995             1996
                                                                        -------------    -------------
                    Revenues..........................................    $   83,292       $  108,531
                    Net Income........................................           419            3,191

Note 2 - Summary of Significant Accounting Policies

     Principles of Consolidation

         The  consolidated  financial  statements  include  the  accounts of the
Company  and  its  wholly  owned  subsidiaries.   All  significant  intercompany
transactions and accounts have been eliminated in consolidation.

                         COTELLIGENT GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (In Thousands, Except Share and Per Share Amounts)

     Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Property and Equipment

         Property and equipment are stated at cost. Depreciation, including amortization of capitalized leases, is provided over the estimated useful lives of the respective assets (generally ranging from five to ten years) on a straight-line or an accelerated basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the respective assets.

     Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables arising from services provided to clients are not collateralized and accordingly, the Company performs ongoing credit evaluations of its clients to reduce the risk of loss.

     Revenue Recognition

         Revenue is recognized as services are performed.

         Prior to its sale, PBC's MCS division entered into contract revenues which were recognized on the percentage-of-completion method of accounting. The length of these MCS contracts varied and were typically less than 1 year in duration. Contract income was recognized based on the ratio of costs incurred to estimated total costs.

         Costs and estimated earnings in excess of billings on uncompleted contracts (the asset) represent costs incurred plus gross profit recognized in excess of amounts billed at March 31, 1995. Conversely, billings in excess of costs and estimated earnings on uncompleted contracts (the liability) represent billings in excess of costs incurred plus gross profit recognized at March 31, 1995.

     Fair Value of Financial Instruments

         The Company's financial instruments primarily consist of cash, accounts receivable and payables for which current carrying amounts are equal to or approximate fair market value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and maturities.

     Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). The asset and liability approach used in SFAS 109 requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

                       COTELLIGENT GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (In Thousands, Except Share and Per Share Amounts)

         PBC previous to the merger elected to be treated as an S corporation for federal and state income taxes. Accordingly, any tax liabilities of the Company were the responsibility of the stockholders. This S corporation status terminated as a result of the merger with Cotelligent.


         Prior to the merger on June 28, 1996, ESP elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, any tax liabilities were the responsibility of the ESP stockholder. Additionally, ISI was a C corporation until January 1, 1995, at which time it also elected to be taxed for federal income tax purposes as an S corporation, and accordingly, any tax liabilities were the responsibility of the ISI shareholder.


         Effective June 28, 1996, ESP's and ISI's S corporation elections terminated as a result of the mergers with Cotelligent. In connection with this conversion, approximately $800 was recorded as income tax expense which represents the net deferred tax liabilities of ESP and ISI. This amount will be paid on a pro rata basis over a four-year period. See Note 7 for unaudited pro forma income tax information and further discussion.

         Effective January 1, 1996, JasTech of Florida, Inc. elected to be taxed as an S corporation for federal and state income tax purposes. Accordingly, any tax liabilities subsequent to this date and prior to the merger with Cotelligent, are the responsibility of the stockholder of JasTech of Florida, Inc.

         Effective September 30, 1996, JasTech of Florida, Inc.'s S corporation status terminated as a result of the merger with Cotelligent.

     Earnings Per Share

         Historical earnings per share for the three years ended March 31, 1996 have not been presented because it is not considered to be meaningful as a result of the Acquisitions and the Offering as discussed in Note 1.

     SFAS 123 "Accounting for Stock Based Compensation"

         In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation." SFAS 123 establishes a fair value based method of accounting for employee stock based compensation plans and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value based method currently prescribed under APB Opinion No. 25, provided certain pro forma disclosures are made. SFAS 123 is not required to be adopted by the Company until fiscal 1997. The Company currently intends to continue to apply the accounting method prescribed by APB Opinion 25 and, accordingly, the adoption of SFAS 123 will not have a material impact on the Company's operating results.

Note 3 - Business Combinations Accounted for Under the Pooling-of-Interests
         Method

         Effective June 28, 1996, Cotelligent acquired all of the outstanding common stock of ESP Software Services, Inc. ("ESP") and INNOVA Solutions, Inc. ("ISI") in exchange for 534,919 shares of common stock with a market value of $9,000 and 521,390 shares of common stock with a market value of $9,000, respectively. On September 30, 1996 Cotelligent acquired all of the outstanding common stock of JasTech, Inc. and JasTech of Florida, Inc. (collectively "JTI") in exchange for 644,826 shares of common stock with a market value of $8,710. Additionally, on November 26, 1996 Cotelligent acquired all of the outstanding stock of Pittsburgh Business Consultants, Inc. ("PBC") in exchange for 1,202,474 shares of common stock with a market value of $21,000. ESP, ISI and JTI and PBC are herein referred to as the "Pooled Companies.". These business combinations were accounted for as poolings-of-interests and accordingly, the Company's financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented.

                          COTELLIGENT GROUP, INC.

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (In Thousands, Except Share and Per Share Amounts)

The results of these Pooled Companies were previously reported on December 31 year ends. The accounts of these companies for the years ended December 31, 1993, 1994 and 1995 have been combined with the accounts of Cotelligent for the years ended March 31, 1994, 1995 and 1996, respectively. Commencing on April 1, 1996, the year ends of these Companies were changed to March 31, resulting in an increase to retained earnings of $270 during fiscal year ending March 31, 1996. Following is a summary of the results related to the adjustments to retained earnings:

                                    ESP             ISI              JTI             PBC            Total
                                ------------    -------------    ------------    ------------    ------------
Revenues...................      $   2,757        $   2,034       $  2,598        $  4,434         $  11,823
Costs and expenses.........          2,824            1,724          2,501           4,504            11,553
                                ============    =============    ============    ============    ============
                                 $     (67)       $     310       $      97        $   (70)         $    270
                                ============    =============    ============    ============    ============

The separate results of Cotelligent and the Pooled Companies prior to the acquisitions are as follows:

                                         For the Year Ended March 31,
                                    ------------ -- ------------- - -------------
                                       1994             1995            1996
                                    ------------    -------------   -------------
Cotelligent:
  Revenues.....................      $     -          $       -      $    8,265
  Net income (loss)............           (167)            (201)             88

ESP:
  Revenues.....................          4,936            6,950          10,274
  Net income (loss)............            282             (219)            205

ISI:
  Revenues.....................          4,304            2,860           5,867
  Net income (loss)............            284              (79)            668

JasTech:
  Revenues.....................          6,674            7,670           8,698
  Net income...................             24               30             131

PBC:
  Revenues                              10,765          15,784           19,682
  Net income                               774             646            1,426

Combined:
  Revenues.....................         26,679           33,264          52,786
  Net income...................          1,197              177           2,518

                             COTELLIGENT GROUP, INC.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In Thousands, Except Share and Per Share Amounts)

Note 4 - Allowance for Doubtful Accounts

Allowance for doubtful accounts activity is as follows:

Balance, March 31, 1994 and 1995..........................................................   $  60
Balance of Founding Companies allowance for doubtful accounts at acquisition..............      40
Charges to costs and expenses.............................................................     156
Write-offs................................................................................     (21)
                                                                                          =============
Balance at March 31, 1996.................................................................   $ 235
                                                                                          =============

Note 5 - Property and Equipment

Property and equipment is comprised of the following:

                                                          -----------------------------
                                                                   March 31,
                                                          -----------------------------
                                                              1995          1996
                                                          -------------- -----------
Automobiles.............................................  $         52   $      102
Computer and office equipment...........................           300        2,063
Furniture and fixtures..................................           956        1,325
Leasehold improvements..................................           -            326
                                                          -------------- -----------
                                                                 1,308        3,816
Less:  Accumulated depreciation.........................           708        2,126
                                                          ============== ===========
                                                          $        600    $   1,690
                                                          ============== ===========

Depreciation and amortization expense for the years ended March 31, 1994, 1995 and 1996 was $174, $221, and $308, respectively.

                           COTELLIGENT GROUP, INC.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (In Thousands, Except Share and Per Share Amounts)

Note 6 - Credit Facilities

Credit facilities consist of the following:

   Short-Term Debt

                                                                                     ---------------------------
                                                                                                  March 31,
                                                                                     ---------------------------
                                                                                        1995           1996
                                                                                     -----------    ------------
Bank line of  credit,  with  borrowings  up to 80% of  PBC's  eligible  accounts receivable  or $1,900,  secured by accounts  receivable  and equipment of PBC, interest at prime plus 1 3/4% (9.5% at March 31, 1995) and 9.25% at
  March 31, 1996............................................................          $   1,136      $    883
Bank line of credit, with maximum borrowings of $1,250 secured by
  FDSI's accounts receivable,  property and equipment, and personally guaranteed by several Cotelligent stockholders who are also officers of FDSI, due May 28,
  1998. Interest at the prime rate plus 1.50% per annum
  (9.75% at March 31, 1996).................................................                  -         1,097
Bank line of credit, for borrowings up to the lesser of $1,300 or 70% of the
  DASI's eligible accounts receivable, secured by all assets of DASI, as well
  as the personal guarantees of two Cotelligent stockholders who are also
  officers of DASI, due May 31, 1996.  Interest at 1.25% above the bank's                     -           809
  base lending rate (9.5% at March 31, 1996)................................
Bank line of  credit,  for  borrowings  of up to $1,500  secured by all of BFR's assets, due May 31, 1996. Interest at bank's prime rate of 8.25%
  at March 31, 1996.........................................................                  -           300
Bank line of credit, for borrowing up to $250, secured by accounts receivable and property and equipment and personally guaranteed by stockholder who is an officer of ISI.  Interest at prime plus 2.0%
(10.25%                                                                                       -           195
  at March 31, 1996)........................................................
Bank  line of  credit,  for  borrowings  up to  $1,000  in  combination  with an affiliated  organization,  personally  guaranteed by ESP stockholder who is an officer of ESP, secured by accounts  receivable and general tangible assets of combined companies. Interest at bank's base rate plus 1.25%
  (9.5% at March 31, 1996)..................................................                  -            824
Bank line of credit, with two separate banks for borrowing up to $900 and
  $300, secured by accounts receivable and fixed assets of JasTech.
Interest
  at prime rate plus 0.50% and 1.25% (8.75% and 9.50% at March 31, 1996)....                   590         408
Note payable for consulting services performed, which bears interest at
  the rate of 10% from June 1995, paid on completion of the Offering........                    52          -
Related party loans, due on demand, interest rates from 8.0% to 12.5%.......                   159          84
Capital lease obligations...................................................                     3         142
Current portion of long-term debt...........................................                    14         121
                                                                                          ----------- ------------
       Total short-term debt................................................               $ 1,954     $ 4,863
                                                                                          =========== ============

         The lines of credit were executed pursuant to agreements that contain various covenants that include, among other things, restrictions on additional debt and distributions, and maintenance of certain financial ratios and net worth requirements. The Subsidiaries were in compliance with or obtained waivers for all covenants as of March 31, 1996.

                      COTELLIGENT GROUP, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (In Thousands, Except Share and Per Share Amounts)


Long-Term Debt:

                                                                                          March 31,
                                                                                  ----------------------------
                                                                                     1995             1996
                                                                                  -----------      ------------
Note payable to bank,  monthly payments of $6, including  interest at the bank's prime rate plus 2.25% (10.50% at March 31,1996) per annum;  maturing March 30,
  1998 and  secured  by FDSI's  assets  and the  personal  guarantee  of several
  Cotelligent stockholders who are also officers of
  FDSI.......................................................................           -            $   131

Note payable to bank,  monthly payments of $2, including  interest at the bank's prime rate plus 2.25%  (10.50% at March 31, 1996) per annum;  maturing May 29,
  1998 and  secured by FDSI's  assets  and the  personal  guarantees  of several
  Cotelligent stockholders who are also officers of
  FDSI.......................................................................           -                  56
Note payable to related party, quarterly installments of $7 plus interest at
  2% over bank index rate, due December 2001.................................           150               136
Capital lease obligations....................................................            10              390
                                                                                  -----------      ------------
                                                                                        160              713
Less:  Current maturities....................................................            17              263
                                                                                  -----------      ------------
        Total long-term debt.................................................        $  143           $  450
                                                                                  ===========      ============


Total maturities of long-term debt are as follows:

                                                       ------------------
                                                           Year Ending
                                                             March 31,
                                                               1996
                                                       ------------------


1997....................................................      $     263
1998....................................................            262
1999....................................................             77
2000....................................................             47
2001....................................................             32
Thereafter..............................................             32
                                                        ------------------
Total...................................................      $     713
                                                        ==================

                        COTELLIGENT GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (In Thousands, Except Share and Per Share Amounts)

Note 7 - Income Taxes

         Cotelligent will file a consolidated federal income tax return for periods subsequent to the Acquisitions described in Note 2.

The provision (benefit) for income taxes is as follows:

                                                                    Year Ended March 31
                                                              ----------------------------------
                                                                1994        1995         1996
                                                              ---------   ----------   ---------
Current:
  Federal..................................................     $  21       $  64       $  742
  State....................................................         2           2          134
                                                              ---------   ----------   ---------
                                                                   23          66          876
                                                              ---------   ----------   ---------
Deferred:
  Federal..................................................        82        (211)        (530)
  State....................................................       (10)        (12)        (107)
                                                              ---------   ----------   ---------
                                                                   72        (223)        (637)

Valuation allowance........................................        67          80          (40)
                                                              ---------   ----------   ---------

Total provision (benefit) for income taxes.................     $ 162      $  (77)      $  199
                                                              =========   ==========   =========

Deferred tax assets (liabilities) are comprised of the following.

                                                                                            March 31,
                                                                                -------------------------
                                                                                  1995           1996
                                                                                ----------     ----------
Allowance for doubtful accounts............................................      $  -           $    16
Accrued liabilities........................................................        165              406
Cash to accrual............................................................          -             (846)
Operating loss carry forward...............................................        147              317
Depreciation...............................................................          -              (19)
                                                                                ----------     ----------
     Deferred tax asset (liability)........................................        312             (126)
Valuation allowance........................................................       (147)            (187)
                                                                                ==========     ==========
     Net deferred tax assets (liabilities).................................      $ 165           $ (313)
                                                                                ==========     ==========


                        COTELLIGENT GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (In Thousands, Except Share and Per Share Amounts)


     The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                               Year Ended March 31,
                                                    -------------------------------------------
                                                       1994            1995            1996
                                                    -----------     -----------      ----------
U.S. federal statutory rate.........................     34.0%           34.0%           34.0%
Income of S corporation.............................    (27.0)         (160.0)          (28.2)
Conversion to S corporation........................       -             (34.0)            -
Valuation allowance against net operating loss...         4.9            80.0             1.5
                                                    ===========     ===========      ==========
     Effective tax rate.............................     11.9%         (80.0)%           7.3%
                                                    ===========     ===========      ==========

         Prior to the Acquisitions, Cotelligent Group, Inc. had established a valuation allowance against the tax assets associated with the net operating losses of previous years due to the uncertainty of realization through future income. Subsequent to the Acquisitions, the Company reversed a portion of the valuation allowance as a result of the estimated utilization of the operating losses against future taxable income.

         As discussed in Note 2, ISI was a C corporation until December 31, 1994 at which time ISI elected to be taxed as an S corporation, and therefore, any tax liabilities subsequent to this date were the responsibility of ISI's shareholder. Accordingly, net deferred tax liabilities of approximately $117 as of December 31, 1994 were recognized in income upon the conversion in 1994.

         As a result of the merger with Cotelligent on June 28, 1996, ISI's and ESP's S corporation elections terminated. Approximately $800 of deferred tax liabilities were recorded at this time and these federal and state taxes will be paid ratably over the next four years.

         Effective January 1, 1996, JasTech of Florida, Inc. also elected to be taxed as an S corporation and therefore any tax liabilities subsequent to this date and prior to the merger date with Cotelligent are the responsibility of the stockholder of JasTech of Florida, Inc.

         Prior to the merger, PBC was also an S corporation for federal and state income tax purposes, and accordingly any tax liabilities were the responsibility of the PBC stockholders.

         The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standards No. 109 as if ESP, ISI, JTI and PBC had been C corporations subject to federal and state income taxes for all periods presented.

                                                  For the Year Ended
                                                       March 31,
                                        --------------------------------------
                                            1994         1995         1996
                                        ------------ ------------  -----------
Income (loss) before provision for
  income taxes........................   $   1,359    $     100    $   2,717
Pro forma provision for income taxes..         585          126        1,077
                                        ============ ============  ===========
Pro forma net income (loss)...........   $     774    $    (26)    $   1,640
                                        ============ ============  ===========


                        COTELLIGENT GROUP, INC.

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (In Thousands, Except Share and Per Share Amounts)

Note 8 - Lease Commitments

         Cotelligent leases various office space and certain equipment under noncancellable lease agreements which expire at various dates.

Future minimum rental payments under such leases are as follows.

                                                                         Years Ending
                                                                           March 31,
                                                              ------------------------------------
                                                                 Capital             Operating
                                                                 Leases                Leases
                                                              --------------       ---------------
1997..........................................................   $     192           $      1,334
1998..........................................................         163                  1,285
1999..........................................................          89                    997
2000..........................................................          32                    783
2001..........................................................         -                      312
Thereafter....................................................         -                       32
                                                              --------------        --------------
Total minimum lease payments..................................         476           $      4,743
                                                                                    ==============
Less:  Amounts representing interest..........................         (86)
                                                              --------------
Present value of net minimum lease payments...................     $   390
                                                              ==============

         Rental expense under these leases was $389, $489 and $640 for the years ended March 31, 1994, 1995 and 1996.

Note 9 - Related Parties

         The Company recognized $5 in revenue for providing computer consulting services to CyberSAFE (an entity owned in part by a few Cotelligent stockholders who are also officers of FDSI) for the period subsequent to the Acquisitions through March 31, 1996, all of which was included in accounts receivable at March 31, 1996.

         In May 1994, one of the Founding Companies negotiated a perpetual software marketing agreement with CyberSAFE to sublicense CyberSAFE software in exchange for royalty payments of 15% of the purchase price for every copy licensed. For the period subsequent to the Acquisitions through March 31, 1996, the Company paid no royalties to CyberSAFE.

         In addition, one of the Founding Companies has made short-term advances to CyberSAFE. The balance due on these short-term advances, bearing interest at 9% per annum at March 31, 1996 was $105. Included in interest income is $2 for the period subsequent to the Acquisitions through March 31, 1996, on the advances.

         The Company leases general offices, and transportation equipment under operating leases, occupied or used by BFR, from a third party, which is mostly owned by several Cotelligent stockholders who are also officers of BFR. Rental expense under these leases was $20 for the period subsequent to the Acquisitions through March 31, 1996. In addition, the Company leases certain office equipment under capital leases from the same entity. Payments under these capital leases for the period subsequent to the Acquisitions through March 31, 1996, were $6.

         The Company leases office space, occupied by DASI, from the Strathmore Realty Trust. Two Cotelligent stockholders, one of whom is an officer of DASI and a Director of the Company, are the sole trustees and beneficiaries of the Strathmore Realty Trust. Rental expense recorded for this office space was $12 for the period subsequent to the Acquisitions through March 31, 1996.

                          COTELLIGENT GROUP, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (In Thousands, Except Share and Per Share Amounts)

         Prior to its acquisition by Cotelligent, ESP was related to Electronic Systems Personnel, Inc. through common ownership. ESP shares office space as well as various administrative resources with Electronic Systems Personnel, Inc. Additionally, certain ESP employees are hired through Electronic Systems Personnel, Inc., a placement firm. Below is a summary of significant transactions and account balances for the two companies:

                                                                                    1996            1995
                                                                                -------------- ---------------
Due to Electronic Systems Personnel, Inc.....................................   $        6      $       209
Administrative expense.......................................................          164               73
Placement fee expense........................................................          527              526

         At March 31, 1996, ESP had a $94 note receivable from its principal stockholder due in five equal principal installments of $19 beginning January 1, 1997. Interest at 8% is due quarterly with the first payment on April 1, 1996.

         JTI currently leases office space in Boca Raton, Florida from a shareholder of the Company. JTI leases the space on a month to month basis. Rent expense associated with this lease amounted to $22 for each of the two years ended March 31, 1995 and 1996.

         In January 1996, PBC entered into an agreement with Manutech Services, Inc. an affiliated entity which provides for the Company to borrow from or lend to the affiliate up to $500,000 at a rate of 9.25%. As of September 30, 1996 the Company had $165 of outstanding borrowings on this agreement. The Company also provides accounting and administrative services for Manutech Service, Inc. The Company charges $2 per month for these services which is deemed to be the cost of providing these services.

Note 10 - Employee Benefit Plans

         Certain subsidiaries of the Company have various defined contribution plans which allow employees to participate upon meeting specified service requirements. Additionally, these plans also provide for discretionary contributions by the respective entities. The subsidiaries' contribtions to these plans for the fiscal years ended March 31, 1994, 1995 and 1996 were $0, $27 and $70, respectively.

         In September 1995, Cotelligent's Board of Directors and stockholders approved Cotelligent's 1995 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company.

         Under the provisions of the Plan, non-qualified stock options and other stock awards are granted at prices not less than fair market value at the date of grant. A summary of option transactions follows:

                                                                  Option Price
                                                   Number          Range per          Expiration
                                                 of Shares           Share               Date
                                               ---------------    -------------      --------------
Outstanding at March 31, 1995..................            0            -                   -
    Granted....................................      479,102       2.70 - 10.25           2003
    Exercised..................................            0            -                   -
    Canceled...................................        2,400          9.00                2003
                                               ---------------    -------------      --------------
Outstanding at March 31, 1996.................       476,702       2.70 - 10.25           2003
Exercisable at March 31, 1996.................        87,072       2.70 - 10.00           2003

                         COTELLIGENT GROUP, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (In Thousands, Except Share and Per Share Amounts)

         The Plan has a provision to grant a total of 932,445 non-qualified options. Non-qualified options are generally exercisable beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares under option and generally expire seven years from the date of grant.

Note 11 - Commitments and Contingencies

     Employment Agreements

         Each executive officer and certain principals of the Company's subsidiaries have entered into employment agreements with the Company which contain provisions for compensation upon termination without cause or changes in control.. Pursuant to such employment agreements, each such officer is eligible to earn bonus compensation payable out of a bonus pool determined by the Board of Directors or its Compensation Committee. Bonuses will be determined by measuring, among other objective and subjective measures, such officer's performance, the performance of the local operation for which such officer has primary responsibility and the Company's performance against targets.


     ESP Stock Redemption

         On May 5, 1994, ESP entered into an agreement with a stockholder owning a 47% interest in the Company to redeem all of the 953 shares held for him for $206, of which $41 was paid at closing and the balance of $165 payable quarterly over an eight year period with interest accruing at the rate of 2% in excess of the index rate established by National City Bank. In addition, the agreement provided for an additional payment for the stock in the event of a subsequent sale of ESP. The balance outstanding on this obligation at March 31, 1995 and 1996 was $150 and $136 respectively.

         In conjunction with the agreement and plan of reorganization and merger, the remaining principal balance of the note payable above was paid in full on June 28, 1996. Additionally, $552 was paid as a distribution to the former stockholder in accordance with the terms of the stock redemption agreement.

     ESP Deferred Compensation Plan

         In connection with the stock redemption agreement discussed above, ESP entered into a salary continuation agreement with the former stockholder in recognition of his contributions to the growth, management and success of ESP. The salary continuation agreement provided that the stockholder be paid an annual sum of $45 for each of the years 1994 through 1997, and an annual sum of $93 for each of the years 1998 through 2005. The agreement provides for a discount rate of 8% to arrive at the present value of the unpaid salary continuation payments. The unpaid present value of this obligation at March 31, 1995 and 1996 was $548.

         In conjunction with the agreement and plan of reorganization and merger, the remaining principal balance of the deferred compensation was paid in full on June 28, 1996.

     JTI Separation Agreement

         JTI was paying a former employee termination benefits amounts of $3 per month starting in January 1992 continuing through June 2002 in accordance with a separation agreement. During July 1996 the Company cashed out the agreement for the present value resulting in the payments of $235.

                       COTELLIGENT GROUP, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (In Thousands, Except Share and Per Share Amounts)

     BFR Consulting Contract

         The Company entered into a consulting contract with a former employee of BFR effective February 19, 1996, whereby the former employee is required to perform certain management advisory services as required by and at the request of the Company. Payments under the contract are $8 per month, continue through December 2000 and have been fully recorded as an obligation of the Company as of March 31, 1996.

     Legal Matters

         The Company is involved in various legal matters in the normal course of business. In the opinion management, these matters are not anticipated to have a material adverse effect on the financial position or results of operations or cash flows of the Company.

Note 12 - Disposition of MCS Practice

         PBC ceased the operations of its MCS consulting division in two transactions as described below.

         Under the terms of a purchase and sale agreement (the Agreement), dated June 9, 1995 PBC sold, to an unrelated third party, certain furniture and equipment with a net book value of $49, seven employment contracts with professional consulting staff, the right to enter into contracts with certain customers in the health care industry that were in process, the trade name of its MCS division, and related goodwill for an adjusted cash sales price of $388. The sale resulted in a gain of $325 which is included in other income in the statement of operations. The Agreement also provides, among other things, that PBC cannot own or have an equity interest in any data center which processes transactions for the health care industry, and competes with the purchaser for a period of 5 years.

         Additionally, pursuant to the terms of a sales agreement (the Sales Agreement) effective January 1, 1996, PBC sold its right, title and interest to a consulting contract with a customer, to Manutech Services, Inc. (Manutech), an entity incorporated on February 12, 1996, and owned by the stockholders of PBC and the three children of its majority stockholder who are presently employed by PBC. PBC received a promissory note in the amount of $25 to be paid in monthly installments of $2 including interest at 6.4 percent through March 1, 1997.

         Additionally, PBC sold, at net book value, furniture and equipment to Manutech for a $73 promissory note to be paid in monthly installments of $6 including interest at 9.25% through March 1, 1997.

         During the year ended December 31, 1995, contract income, from the customer associated with the contract sold to Manutech accounted for 7% of PBC's sales.

         The Sales Agreement and the agreements referred to in the preceding paragraph violated the covenant in the PBC's Loan Agreement with respect to the transfer of assets or conducting business with any affiliate. A waiver was obtained from the lending bank for this violation.

Note 13 - Subsequent Events

         Cotelligent and each of the Founding Companies had separate banking relationships through May 31, 1996. Effective June 1, 1996, the separate banking relationships were consolidated into a single banking relationship with a major bank, providing a more efficient means of managing operating capital. The new relationship provided a credit facility in the amount of $10.0 million, secured by accounts receivable and other assets of the company. Borrowings on the facility bear interest at the bank's prime rate. In October 1996, the amount of the credit facility was increased to $20.0 million. The Pooled Companies have subsequently terminated their separate banking relationships and have begun participating in the Cotelligent banking relationship.

                             SIGNATURES
                             ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             COTELLIGENT GROUP, INC.
                                             -----------------------
                                                 (Registrant)


                                             /s/  Curtis J. Parker
                                             ------------------------
                                                  (Signature)
                                             Curtis J. Parker
                                             Vice President, Chief Accounting
                                                  Officer

Date:     March 18, 1997